Exhibit 8.1

                            SULLIVAN & WORCESTER LLP
                             One Post Office Square
                           Boston, Massachusetts 02109




                                                 February 18, 1998





Health and Retirement Properties Trust
400 Centre Street
Newton, Massachusetts  02158

Ladies and Gentlemen:

         In connection with the registration by Health and Retirement Properties Trust, a Maryland real estate investment trust (the "Company"), of $50,000,000 in principal amount of its Remarketed Reset Notes Due July 9, 2007 (the "Securities"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "SEC") as Exhibit 8.1 to the Company's Current Report on Form 8-K, to be filed within one week of the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         We have acted as counsel for the Company in connection with its Registration Statement on Form S-3, File No. 333-26887 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the declaration of trust, as amended and restated, and the by-laws of the Company; (ii) the Registration Statement; (iii) the final Prospectus dated May 30, 1997 (the "Base Prospectus") relating to the Registration Statement; (iv) the Prospectus Supplement dated July 2, 1997 (the "Prospectus Supplement") to the Base Prospectus; and (v) the Supplement dated February 18, 1998 to the Prospectus Supplement (the "Sticker," and the Base Prospectus, as so supplemented by the Prospectus Supplement and the Sticker, the "Prospectus"). We have reviewed the sections in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed under the Exchange Act (the "Form 10-K") captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts," as supplemented by the statements in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" and by


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Health and Retirement Properties Trust
February 18, 1998
Page 2

the Sticker. With respect to all questions of fact on which such opinions are based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Prospectus and in the documents incorporated therein by reference, and on representations made to us by the officers of the Company. We have not independently verified such information; nothing has come to our attention, however, which would lead us to believe that we are not entitled to rely on such information.

         In particular, we note that the Taxpayer Relief Act of 1997 liberalized certain of the requirements for qualifying and operating as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and that these amendments apply to the Company for its taxable year commencing January 1, 1998. In comparison to the rules and requirements in effect for the Company's 1997 taxable year (as discussed in the Form 10-K in the section captioned "Federal Income Tax Considerations"), the amendments, inter alia: (i) eliminate REIT disqualification as the sanction for failing to solicit certain shareholder ownership statements and instead impose a penalty of $25,000 ($50,000 for intentional violations), and permit a REIT that solicits necessary shareholder ownership statements and otherwise exercises reasonable due diligence to rely on its actual knowledge for purposes of satisfying the requirement that at no time during the last half of its taxable year was more than 50% in value of its outstanding shares owned directly or indirectly by five or fewer individuals;
(ii) repeal the requirement that less than 30% of a REIT's gross income be derived from sales or dispositions of certain short-term property; (iii) treat income from a larger class of hedging instruments as qualifying income for purposes of the 95% gross income requirement; (iv) permit a REIT to receive de minimis amounts of otherwise impermissible service income from tenants, and nevertheless have the rental income from such tenants qualify as rents from real property for purposes of the 75% and 95% gross income requirements; and (v) permit a REIT to retain and pay income tax on net long term capital gain, and without an actual distribution thereof, pass through to its shareholders such gain and a refundable credit for such taxes paid. We understand from you that the availability of these new, liberalized rules are not expected to alter significantly the Company's operations or affect its continued qualification and taxation as a REIT.

         The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively the "Tax Laws"), and upon the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the "ERISA Laws"). No assurance can be given that the Tax Laws or the ERISA Laws will not change. In preparing the discussions with respect to the matters in the sections of the Form 10-K captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts," as supplemented by the statements in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" and by the Sticker, we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.


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Health and Retirement Properties Trust
February 18, 1998
Page 3

         Based upon and subject to the foregoing, we are of the opinion that the discussions in the sections of the Form 10-K captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts," as supplemented by the statements in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" and by the Sticker, in all material respects are accurate and fairly summarize the Tax Laws issues and ERISA Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

         We hereby consent to the incorporation of this opinion by reference as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

                                                Very truly yours,


                                                /s/ Sullivan & Worcester LP

                                                SULLIVAN & WORCESTER LP